Exhibit 10.8

Apple Inc.

Developer Advertising Services Agreement

YOU (“YOU” OR “DEVELOPER”) MUST HAVE AN AGREEMENT WITH APPLE INC. ("APPLE" OR "COMPANY") TO USE APPLE’S SERVICES (“SERVICES”). PLEASE READ THIS MASTER ADVERTISING SERVICES AGREEMENT ("AGREEMENT") CAREFULLY BEFORE USING THE SERVICES OFFERED BY COMPANY. BY CHECKING THE "ACCEPTANCE" BOX, YOU AGREE TO BECOME BOUND BY THE TERMS AND CONDITIONS OF THIS AGREEMENT. IF YOU DO NOT AGREE TO ALL THE TERMS AND CONDITIONS OF THIS AGREEMENT, DO NOT CHECK THE ACCEPTANCE BOX ON YOUR AGREEMENT. APPLE'S ACCEPTANCE TO THIS AGREEMENT IS EXPRESSLY CONDITIONED UPON YOUR ASSENT TO ALL THE TERMS AND CONDITIONS OF THIS AGREEMENT, TO THE EXCLUSION OF ALL OTHER TERMS.

This Agreement shall become effective on the date (the "Effective Date") it is signed electronically via the Company electronic signature process via the Apple iTunes Connect web portal (the "Portal” or “Company Portal”).

1. Placing Advertising on Developer Mobile Properties.

In accordance with the terms of this Agreement, Apple shall sell advertisements on the Developer’s mobile properties(s) that are identified for such Services by Developer and accepted by Apple under this Agreement (the "Mobile Properties").

2. Apple Ad Serving and Reporting.

(a) Ad Serving. Apple shall (i) solicit and sell advertising campaigns (from advertisers and advertising agencies (collectively, the "Advertisers") to be placed on the Mobile Properties, (ii) serve advertisements on the Mobile Properties, but only to the extent requested by Developer and accepted by Apple; and (iii) provide Developer with online reporting that details the campaign’s key metrics (collectively, the "Services”). Between the parties, Apple shall have sole control over Advertisers and advertising campaigns served to Mobile Properties.

(b) Reporting. Apple shall use commercially reasonable efforts to provide Developer with the following: (a) twenty-four (24) hour seven (7) day a week access to online reporting; and (b) revenue reports relating to Apple-generated activity on the Mobile Properties. These reports are for informational purposes only until such time they become final; upon payment, the reports for the preceding period will become final.

3. Developer Responsibilities.

(a) Valid Impressions. Developer shall not, and shall not allow or encourage third-parties to run "robots" or "spiders" against its Mobile Properties or use any means to artificially increase the number of impressions or Clickthroughs available. Disallowed artificial enhancements include, but are not limited to, (a) encouraging user Clickthroughs on banners with offers of cash, prizes or anything else of value in exchange for services (collectively, “Inducements”), or (b) application design that encourages or is reasonably likely to lead to accidental or unintended Clickthroughs by the user (“Unintended Clickthroughs”). For purposes of clarification, a "Clickthrough" is generated when a user clicks on an Advertiser's message or triggers any other follow-on action. Developer represents and warrants that there will not be any fraudulent Clickthroughs, Inducements, or Unintended Clickthroughs on their Mobile Properties. The Advertisers and Apple shall not be liable for any advertising fees based on fraudulent Clickthroughs, Inducements, and/or Unintended Clickthroughs. Final judgment on what constitutes a fraudulent Clickthrough, Inducement and/or Unintended Clickthrough shall be in the sole discretion of Apple. Developer will hold Apple harmless against any claims of Advertisers based on any issues with Clickthroughs, Inducements, or Unintended Clickthroughs.

(b) Set-up and Ongoing Compliance with Technical and Operating Guidelines. Developer agrees to comply with the technical specifications and operating guidelines provided by Apple to enable proper display of the advertisements in connection with the Services. Developer agrees to use commercially reasonable efforts to keep the Mobile Properties up-to-date on all technical specifications and operating guidelines issued by Apple, as such technical specifications and operating guidelines may be amended from time-to-time. Specifically, Developer’s Mobile Properties shall follow Apple’s guidelines for Minimum Rendering Time for each advertisement. “Minimum Rendering Time” addresses those instances where a Mobile Property incorporates a timer for rotating advertisements. Where such timer is used, the minimum time the timer will be made to render each advertisement on a given page or screen is thirty (30) seconds. Nothing herein shall restrict the display of a new banner advertisement when the consumer requests a new page or screen within the Mobile Property. Failure to comply with such technical specifications and operating guidelines may result in reduction or cancellation of amounts otherwise payable to Developer under this Agreement.

(c) Data Use. Apple shall have the right to collect Clickthrough data, ad conversion data, and any other user related activity in connection with the advertising, through the use of unique identifiers and/or cookies on the Mobile Properties and the ads served thereon. This data is used for tracking, reporting, and for enhancing ads in and on the iAd Network or otherwise related to the Services described herein. Any personal and/or non-personal information collected by Apple as part of providing these Services will be treated in accordance with Apple’s publicly posted Privacy Policy (available at http://www.apple.com/privacy/) which may be changed from time to time. Developer should review Apple’s Privacy Policy periodically for changes. Any information collected by Advertisers will be treated in accordance with their privacy practices. You must comply with all applicable criminal, civil and statutory laws and regulations, including any privacy or data collection laws and regulations, in any jurisdiction where Your application is available.

(d) Mobile Campaign, and/or Application Information. In connection with execution of this Agreement, Developer shall complete the online Developer registration process to provide Apple with information regarding Developer and the Mobile Properties (collectively, the "Developer Enrollment Process"). Developer represents and warrants that all information provided in the Developer Enrollment Process is complete and accurate in all material respects, and that Developer will update such information as required to ensure that the information regarding Developer and the Mobile Properties remains accurate and complete at all times. Developer will not submit or use online registration information, or submit other data, or use the Services in any manner with the intent of impersonating another person or in a manner that is otherwise deceptive or misleading, or to otherwise circumvent Apple’s efforts to manage its advertising network (including, but not limited to resubmitting a Mobile Property removed by Apple).

(e) Non-Interference with Company Business Relationships. Developer agrees to communicate directly with Apple, and not with any Advertisers or other business partner of Apple regarding any matter arising out of Developer’s use of the iAd Network or other Services described herein.

4. Marketing Activities.

(a) Marketing Materials. Developer acknowledges that Apple may market and promote the Mobile Properties worldwide to potential advertisers by such means as it deems appropriate in any medium, including, without limitation, listing the Mobile Properties in Apple proposals and presentations, advertisements, trade publications, press releases, and other promotional opportunities and materials, on a royalty free basis. For the same purposes, Apple may place Developer’s name or logo and/or hotlink to the Mobile Properties of Developer on Apple’s web site and within Apple’s media kit.

(b) Press Releases. Apple must approve, in writing, all press releases or announcements referring to the Agreement or the Apple/Developer relationship prior to their release to the press or any third party. Where a public disclosure is required by law, the Developer will first advise Apple and provide Apple with the content of the statement for prior review and approval, and the reasons therefore in sufficient time to object or seek protection against disclosure.

(c) Marks. This Agreement does not grant Developer any rights to use trademarks, logos, or service marks belonging to Apple. If you make reference to any Apple product or technology or use Apple’s trademarks, You agree to comply with the published guidelines at http://www.apple.com/legal/trademark/guidelinesfor3rdparties.html, as modified by Apple from time to time.

5. Fees.

(a) Apple Campaigns. Developer shall receive seventy percent (70%) of the Net Advertising Revenue derived from the sale of advertising on the Developer’s Mobile Properties (“Developer Revenue Share”) net of any applicable taxes as provided in Section 6 of this Agreement. The Developer Revenue Share percentage may be adjusted from time to time at Apple’s sole discretion. Notice of material changes to the Revenue Share percentage will be posted on the Company Portal. "Net Advertising Revenue" is defined as gross advertising revenue recognized through the delivery of ads by Apple less: a) any allowances actually made or taken for returns, credits, cash discounts and promotional allowances; and, b) Agency and agent fees, discounts, commissions and referral fees.

(b) Advertiser-Specific Adjustments and Allocations. In the context of providing the Services hereunder, Apple is authorized to deliver free value add bonus impressions or Clickthroughs (collectively, “Bonus Impressions”). This may in some cases result in over-delivery of the number of campaign impressions or Clickthroughs. Such Bonus Impressions may be related to delivery of a survey or may be part of the pricing of the ad campaign. In all such cases, Developer authorizes Apple to deliver such additional impressions or Clickthroughs on Developer Mobile Properties.

6. Billing and Payment.

(a) Apple Billing and Payment Terms. Apple shall remit payment to Developer, or issue a credit in Developer’s favor for Developer Revenue Share earned during each Billing Period, in accordance with Apple standard business practices, including the following: remittance payments (i) are made by means of electronic funds transfer only; (ii) are subject to a minimum monthly remittance amount threshold (e.g. $150.00); (iii) require Developer to provide certain remittance-related information on the iTunes Connect site; and (iv) subject to the foregoing requirements, will be made no later than sixty (60) days following the end of the Billing Period. “Billing Period” is defined as the four or five week period that represents Apple’s fiscal month. Apple may deduct expenses, as provided in Section 5, and taxes, as provided in Section 6 before remitting the Developer Revenue Share. In the event that payments received by Apple from Advertisers are in a currency other than the remittance currency agreed between Apple and Developer, the amounts received shall be converted to the remittance currency, and the amount to be remitted to Developer shall be determined by the rate obtained by Apple to convert the currency. Apple may provide a means on iTunes Connect to enable Developer to designate a primary currency for the bank account designated by Developer for receiving remittances (“Designated Currency”). Apple may cause Apple’s bank to convert all remittances in any remittance currency other than the Designated Currency into the Designated Currency prior to remittance to Developer. Developer agrees that any resulting currency exchange differentials or fees charged by Apple’s bank may be deducted from such remittances. Developer is responsible for any fees (e.g. wire transfer fees) charged by Developer’s bank or any intermediary banks between Developer’s bank and Apple’s. Apple may combine payments under this Agreement with other amounts being paid to Developer by Apple. Apple may offset fees owed to it against any fees owed Developer. To the extent Apple pays Developer ahead of collections from the Advertiser, Apple shall have the right to recapture payments made to Developer in the event Advertisers fail to pay Apple in full amounts due related to completed advertising campaigns.

(b) Taxes. Developer agrees to pay all applicable taxes or levies imposed by any government entity in connection with Developer’s participation under the Agreement, including but not limited to, withholding, sales, use, goods, and services, and value added tax. The full amount of such taxes or levies shall be solely for Developer’s account and shall not reduce Apple’s share of the Net Advertising Revenue derived from the sale of advertising on the Mobile Properties (the “Apple Revenue Share”).

(c) Withholding Tax. In the event that any remittance made by Apple to Developer is subject to any withholding or similar tax, the full amount of that withholding or similar tax shall be solely for Developer’s account, and will not reduce the Apple Revenue Share. If Apple reasonably believes that such tax is due, Apple will deduct the full amount of such withholding or similar tax from the gross amount owed Developer, and will pay the full amount withheld over to the competent tax authorities. Apple will apply a reduced rate of withholding tax if any, provided for in any applicable income tax treaty only if Developer furnishes Apple with such documentation required under that income tax treaty or otherwise satisfactory to Apple, sufficient to establish Developer’s entitlement to the benefit of that reduced rate of withholding tax. Upon Developer’s timely request to Apple in writing, using means reasonably designated by Apple, Apple will use commercially practical efforts to report to Developer the amount of Apple’s payment of withholding or similar taxes to the competent tax authorities on Developer’s behalf. Developer will indemnify and hold Apple harmless against any and all claims by any competent tax authority for any underpayment of any such withholding or similar taxes, and any penalties and/or interest thereon, including, but not limited to, underpayments attributable to any erroneous claim or representation by Developer as to Developer’s entitlement to, or Developer’s disqualification for, the benefit of a reduced rate of withholding tax.

(d) Contact and Payment Information. To ensure proper payment, Developer is solely responsible for providing and maintaining accurate address and other contact information as well as payment information associated with Developer’s account. For U.S. taxpayers, this information includes without limitation a valid U.S. tax identification number and a fully-completed Form W-9. For non-U.S. taxpayers, this information includes without limitation either a signed certification that the taxpayer does not have U.S. Activities (as described on iTunes Connect) or a fully-completed Form W-8BEN, Form W-8ECI, Form W-8IMY, Form 8233, or other form, which may require a valid U.S. tax identification number, as required by the U.S. tax authorities.

(e) Discrepancies. Developer has ninety (90) days from the receipt of payment to report any discrepancy or to question the payment. Apple and Developer will use commercially reasonable efforts to resolve any discrepancy or question quickly and fairly. In case of a discrepancy between any report generated by Apple’s online reporting application and Apple’s final billing information, Apple’s final billing information will control.

7. Campaign Activation. Apple shall make commercially reasonable efforts to use information gathered during the Developer Enrollment Process to determine which advertisements are presented on the Mobile Properties; provided, Apple shall assume no liability for advertising campaigns that are presented on Mobile Properties under any circumstances.

8. Apple Confidential Information. The term "Apple Confidential Information" shall mean this Agreement, including any information about the Services or other terms and conditions contained herein, and all other confidential or proprietary information disclosed by Apple to Developer. Notwithstanding the foregoing, Apple Confidential Information will not include: (i) information that is generally and legitimately available to the public through no fault or breach of Developer, (ii) information that is generally made available to the public by Apple, (iii) information that is independently developed by Developer without the use of any Apple Confidential Information, or (iv) information that was rightfully obtained from a third party who had the right to transfer or disclose it to Developer without limitation. Developer agrees to protect Apple Confidential Information using at least the same degree of care that Developer uses to protect its own confidential information of similar importance, but no less than a reasonable degree of care. Developer agrees to use Apple Confidential Information solely for the purpose of exercising its rights and performing its obligations under this Agreement and agree not to use Apple Confidential Information for any other purpose, for Developer’s own or any third party’s benefit, without Apple's prior written consent. You further agree not to disclose or disseminate Apple Confidential Information to anyone other than: (i) those of Developer’s employees and contractors, or those of faculty and staff if Developer is an educational institution, who have a need to know and who are bound by a written agreement that prohibits unauthorized use or disclosure of the Apple Confidential Information; or (ii) except as otherwise agreed or permitted in writing by Apple. Developer may disclose Apple Confidential Information to the extent required by law, provided that Developer take reasonable steps to notify Apple of such requirement before disclosing the Apple Confidential Information and to obtain protective treatment of the Apple Confidential Information. Developer acknowledges that damages for improper disclosure of Apple Confidential Information may be irreparable; therefore, Apple is entitled to seek equitable relief, including injunction and preliminary injunction, in addition to all other remedies. Apple works with many application and software developers and some of their products may be similar to or compete with Developer applications. Apple may also be developing its own similar or competing applications and products or may decide to do so in the future. To avoid potential misunderstandings, Apple cannot agree, and expressly disclaims, any confidentiality obligations or use restrictions, express or implied, with respect to any information that Developer may provide in connection with this Agreement or the Program, including information about Developer’s application and metadata (such disclosures will be referred to as “Licensee Disclosures”). You agree that any such Licensee Disclosures will be non-confidential. Apple will be free to use and disclose any Licensee Disclosures on an unrestricted basis without notifying or compensating Developer. Developer releases Apple from all liability and obligations that may arise from the receipt, review, use, or disclosure of any portion of any Licensee Disclosures. Any physical materials Developer submits to Apple will become Apple property and Apple will have no obligation to return those materials to Developer or to certify their destruction.

9. Representations and Warranties; Limitation of Liability.

(a) Developer Representations and Warranties. Developer represents and warrants that the Mobile Properties shall not contain, or contain links to, content which is unlawful, libelous, pornographic, offensive, defamatory, contrary to public policy, Apple’s stated policies, or otherwise violates any law or any right of any third party (including intellectual property rights, publicity rights, privacy rights, or other legally recognized rights).

Developer additionally represents and warrants to Apple that (i) Developer is the owner of the Mobile Properties subject to this Agreement or that Developer is legally authorized to act on behalf of the owner of such Mobile Properties for the purposes of this Agreement, and (ii) Developer has all necessary right, power, and authority to enter into this Agreement and to perform the acts required of Developer hereunder. Developer shall defend, hold harmless and indemnify Apple and Advertisers from and against any third party claim (including reasonable legal fees incurred by Apple as such fees are incurred) related to or arising from the Mobile Properties’ content or links or breach of any of the foregoing Developer’s representations or warranties, or other behavior of Developer.

(b) Apple Representations and Warranties. Apple represents and warrants that it has all necessary right, power, and authority to enter into this Agreement and to perform the acts required of it hereunder. So long as Developer is acting in accordance with this Agreement, Apple shall defend, hold harmless and indemnify Developer from and against any third party claim (including reasonable legal fees incurred by Company as such fees are incurred) related to or arising from an allegation that any Services, excluding a Developer’s Mobile Properties (e.g. third party developer applications) on which advertisements are displayed misappropriate, violated, or infringed, any third party’s copyright, trademark or trade secret.

Each party shall promptly notify the other party in writing about the claim or action for which it seeks indemnification and provide the indemnifying party with reasonable information and assistance (at indemnifying party’s expense) to enable the indemnifying to defend such claim or action. The indemnifying party shall not settle any indemnified claim or disclose the terms of such settlement, without the indemnified party’s prior written consent, which may not be unreasonably withheld.

(c) Warranty Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY EXPRESS OR IMPLIED WITH RESPECT TO ANY MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION, NETWORK FAILURES, THIRD-PARTY AD SERVING DIFFICULTIES, SOFTWARE PROGRAMS, SERVICES PROVIDED HEREUNDER, OR ANY OUTPUT OR RESULTS THEREOF. AD DELIVERY TO MOBILE PROPERTIES IS IN APPLE’S SOLE DISCRETION. THE SERVICES ARE PROVIDED "AS IS" AND EACH PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Electronic Communications Privacy Act Notice (18 USC 2701-2711): COMPANY MAKES NO GUARANTY OF CONFIDENTIALITY OR PRIVACY OF ANY COMMUNICATION OR INFORMATION TRANSMITTED ON THE COMPANY PORTAL OR ANY WEBSITE LINKED TO THE COMPANY PORTAL OR THROUGH ANY USE OF THE SERVICES. Company will not be liable for the privacy of e-mail addresses, phone or communication device numbers, registration and identification information, disk space, communications, confidential or trade-secret information, or any other content stored on its equipment and transmitted over Company networks or accessed on the Company’s platforms, or otherwise connected with Developer's use of the Services.

(d) Limitation of Liability. Except as otherwise set forth in this Agreement, Developer’s sole remedy and Apple’s total liability arising out of this Agreement or the Services provided hereunder, whether based on contract, tort or otherwise, shall not exceed fees paid to (or retained by) Apple for Campaigns run on Developer’s behalf over the previous twelve (12) months or $5,000, whichever is greater. Developer recognizes that fees hereunder are based in part on the warranty, limitation of liability and remedies as set forth herein.

(e) Exclusion of Damages. EXCEPT AS EXPRESSLY SET OUT IN SECTION 9 (A) AND (B), AS LIABILITY ARISING OUT OF BREACH OF THOSE SECTIONS, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF DATA, LOSS OF USE, OR LOSS OF PROFITS, INCOME AND/OR REVENUE, OR LOSS OF BUSINESS ADVANTAGE ARISING HEREUNDER OR FROM THE PROVISION OF SERVICES, INCLUDING ADVERTISING ON THE MOBILE PROPERTIES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO INDEMNIFICATION OR INTENTIONAL MISCONDUCT. THE FOREGOING LIMITATION OF LIABILITY SHALL REMAIN IN FULL FORCE AND EFFECT REGARDLESS OF WHETHER EITHER PARTY’S REMEDIES HEREUNDER ARE DETERMINED TO HAVE FAILED THEIR ESSENTIAL PURPOSE.

10. Term and Termination.

(a) Term. Either party, in their sole discretion, may terminate this Agreement at any time by notifying the other party in accordance with this Agreement. Upon notice of the termination, Developer's right to use the Services will immediately cease. In the event of termination pursuant to this section, all Net Advertising Revenue due Developer (minus all Apple fees and any other amounts to which Apple is lawfully entitled) prior to termination shall be paid in accordance with this Agreement.

(b) Change, Suspension or Amendment of Services or Agreement. Apple reserves the right, at its discretion, to modify this Agreement at any time by posting a notice on the Company Portal or by sending Developer a notice via email.

GENERAL TERMS AND CONDITIONS

11. Contracting Party. In your capacity as a Developer, you hereby certify to Apple that if you are an individual (i.e., not a corporation), you are at least 18 years of age.

You also certify that you are legally permitted to use the Services and access the Company Portal, and take full responsibility for the selection and use of the Services.

This Agreement is void where prohibited by law, and the right to access the Company Portal is revoked in such jurisdictions.

12. No Partnership or Joint Venture. Nothing in this Agreement shall be deemed to create a partnership or joint venture between the parties and neither Apple nor Developer shall hold itself out as the agent of the other, except as set forth in this Agreement. The relationship between Apple and Developer with respect to this Agreement is one of independent contractors.

13. Force Majeure. Neither party shall be liable to the other for delays or failures in performance resulting from causes beyond the reasonable control of that party.

14. Notice. Any notices relating to this Agreement shall be in writing. Notices will be deemed given by Apple when sent to you at the email address or mailing address you provided during the sign-up process. All notices to Apple relating to this Agreement will be deemed given (a) when delivered personally, (b) three business days after having been sent by commercial overnight carrier with written proof of delivery, and (c) five business days after having been sent by first class or certified mail, postage prepaid, to these Apple address: Apple (Associate General Counsel, iAd, Apple Inc., 1 Infinite Loop, MS 3-ISM, Cupertino, CA 95014.) You consent to receive notices by email and agree that any such notices that Apple sends you electronically will satisfy any legal communication requirements. A party may change its email or mailing address by giving the other written notice as described above.

15. Assignment. Developer may not assign this Agreement including, without limitation, by operation of law or merger, without the prior written consent of Apple. Any attempted assignment of this Agreement by Developer in violation of this section shall be void. Apple may assign this Agreement to any affiliate of Apple at any time without notice.

16. Survival of Terms. All terms and provisions of this Agreement, which by their nature are intended to survive any termination or expiration of this Agreement, shall so survive including, without limitation, ownership provisions, warranty disclaimers, and limitations of liability.

17. Waiver. Delay or Failure by either party to enforce any provision or exercise any of the rights of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision, unless such rights are expressly waived in a writing signed by both parties.

18. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding the body of California law concerning conflicts of law. The parties further submit to and waive any objection to the exclusive jurisdiction of and venue in any of the following forums: U.S. District Court for the Northern District of California, California Superior Court for Santa Clara County or any other forum in Santa Clara County for any litigation arising out of this Agreement.

19. Severability. If a court of competent jurisdiction finds any clause of this Agreement to be unenforceable for any reason, that clause shall be enforced to the maximum extent permissible so as to reflect the intent of the parties and the remainder of this Agreement shall continue in full force effect.

20. Complete Understanding; Modification. This Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written agreements regarding this subject matter, including any information provided or stated during the Developer and Advertiser registration process which are incorporated herein by reference.

21. Legal Consequences. The relationship between Developer and Apple established by this Agreement may have important legal and/or tax consequences for Developer. Developer acknowledges and agrees that it is Developer’s responsibility to consult with Developer’s legal and tax advisors with respect to Developer’s legal and tax obligations hereunder.